YUM! BRANDS

DIRECTOR DEFERRED
COMPENSATION PLAN

Plan Document for the 409A Program
Amended and Restated Effective as of January 1, 2005
(with Revisions through November 14, 2008)

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ARTICLE I – INTRODUCTION

YUM! Brands, Inc. (the "Company") established the YUM! Brands Director Deferred Compensation Plan (the “Plan”) to permit Eligible Directors to defer certain compensation paid to them as Directors.

The Plan consists of two primary components, each of which is subject to separate documentation:  (i) deferrals under the Plan that were earned and vested prior to the 2004-2005 Compensation Year (the “Pre-409A Program”), and (ii) and deferrals under the Plan that were not earned and vested prior to the 2004-2005 Compensation Year (the “409A Program”).  The 409A Program is governed by this document.  The Pre-409A Program is governed by a separate set of documents.  Except as otherwise provided herein, this document reflects the provisions in effect from and after January 1, 2005 (the “Effective Date”), and the rights and benefits of individuals who are Participants in the Plan from and after that date (and of those claiming through or on behalf of such individuals) shall be governed by the provisions of this document in the case of actions and events occurring on or after January 1, 2005, with respect to deferrals that are subject to the 409A Program.  For purposes of the preceding sentence, the term “actions and events” shall include all distribution trigger events and dates.  The rights and benefits with respect to persons who only participated in the Plan prior to January 1, 2005 shall be governed by the applicable provisions of the Pre-409A Program documents that were in effect at such time, and shall not be governed by the 409A Program documents.

Together, the documents for the 409A Program and the documents for the Pre-409A Program describe the terms of a single plan.  However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A and the administration of the Plan shall be consistent with this intent.

For federal income tax purposes, the Plan is intended to be a nonqualified unfunded deferred compensation plan that is unfunded and unsecured.  For purposes of ERISA, the Plan is intended to be exempt from ERISA coverage as a plan that solely benefits non-employees (or alternatively, a plan described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA providing benefits to a select group of management or highly compensated employees).

ARTICLE II – DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.01           Account:

The account maintained for a Participant on the books of the Company to determine, from time to time, the Participant's interest under this Plan.  The balance in such Account shall be determined by the Plan Administrator.  Each Participant's Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 4.01.  The Plan Administrator may also establish such additional Deferral Subaccounts as it deems necessary for the proper administration of the Plan.  The Plan Administrator may also combine Deferral Subaccounts to the extent it deems separate accounts are not needed for sound recordkeeping.  Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable Deferral Subaccount that has been established thereunder.

2.02           Act:

The Securities Exchange Act of 1934, as amended from time to time.

2.03           Annual Retainer:

An Eligible Director’s annual stock grant retainer received as compensation for service on the Company’s Board of Directors.  Subject to the next sentence, the Annual Retainer shall be limited to the amount due an Eligible Director for the discharge of his or her duties as a member of the Board of Directors of the Company, and shall be reduced for any applicable tax levies, garnishments and other legally required deductions.  Notwithstanding the preceding sentence, an Eligible Director’s Annual Retainer may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A.

2.04           Beneficiary:

The person or persons (including a trust or trusts) properly designated by a Participant, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s Deferral Subaccounts in the event of the Participant’s death in accordance with Section 4.02(c).

2.05           Code:

The Internal Revenue Code of 1986, as amended from time to time.

2.06           Company:

YUM! Brands, Inc., a corporation organized and existing under the laws of the State of North Carolina, or its successor or successors.

2.07           Compensation Year:

The 12-month period of time for which Directors are compensated for their services on the Board of Directors, commencing with the annual retainer payable on October 1 in one calendar year and concluding on September 30 of the following calendar year.

2.08           Deferral Subaccount:

A subaccount of a Participant's Account maintained to reflect his or her interest in the Plan attributable to each deferral (or separately tracked portion of a deferral) of Director Compensation, and earnings or losses credited to such subaccount in accordance with Section 5.01(b).

2.09           Director:

A person who is a member of the Board of Directors of the Company and who is not currently an employee of the YUM! Brands Organization.

2.10           Director Compensation:

The Annual Retainer, Initial Retainer or both as the context may require.

2.11           Disability:

A Participant shall be considered to suffer from a Disability, if, in the judgment of the Plan Administrator (based on the provisions of Section 409A and any guidelines established by the Plan Administrator for this purpose), the Participant –

(a)           Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)           By reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of the Company.

Solely for those Participants who are otherwise eligible for Social Security, a Participant who is determined to be totally disabled by the Social Security Administration will be deemed to satisfy the requirements of Subsection (a), and a Participant who has not been determined to be totally disabled by the Social Security Administration will be deemed to not meet the requirements of Subsection (a).

2.12           Distribution Valuation Date:

Each date as specified by the Plan Administrator from time to time as of which Participant Accounts are valued for purposes of a distribution from a Participant’s Account.  The current Distribution Valuation Dates are March 31, June 30, September 30 and December 31.  Any current Distribution Valuation Date may be changed by the Plan Administrator, provided that such change does not result in a change in when deferrals are paid out that is impermissible under Section 409A.  Values are determined as of the close of a Distribution Valuation Date or, if such date is not a business day, as of the close of the preceding business day.

2.13           Election Form:

The form prescribed by the Plan Administrator on which a Participant specifies the amount of his or her Annual Retainer to be deferred and the timing and form of his or her deferral payout, pursuant to the provisions of Article IV.  An Election Form need not exist in a paper format, and it is expressly authorized that the Plan Administrator may make available for use such technologies, including voice response systems, Internet-based forms and any other electronic forms, as it deems appropriate from time to time.

2.14           Eligible Director:

The term “Eligible Director” shall have the meaning given to it in Section 3.01(b).

2.15           ERISA:

Public Law 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.16           Fair Market Value:

For purposes of converting a Participant’s deferrals to phantom YUM! Brands Common Stock as of any date, the Fair Market Value of such stock is the average of the high and low price on such date (or if such date is not a trading date, the first date immediately following such date that is a trading date) for YUM! Brands Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to four decimal places.  For purposes of determining the value of a Plan distribution, the Fair Market Value of phantom YUM! Brands Common Stock is determined as the closing price on the applicable Distribution Valuation Date for YUM! Brands Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to four decimal places.

2.17           409A Program:

The term “409A Program” shall have the meaning given to it in Article I, which shall be effective as of January 1, 2005, except as otherwise noted herein.

2.18           Initial Retainer:

An Eligible Director’s one-time initial stock grant retainer paid on the date the Eligible Director joins the Company’s Board of Directors.  Subject to the next sentence, the Initial Retainer shall be limited to the amount due an Eligible Director for the discharge of his or her duties as a member of the Board of Directors of the Company, and shall be reduced for any applicable tax levies, garnishments and other legally required deductions.  Notwithstanding the preceding sentence, an Eligible Director’s Initial Retainer may be reduced by an item described in the preceding sentence only to the extent such reduction does not violate Section 409A.

2.19           Key Employee:

The individuals identified in accordance with the principles set forth below.

(a)           General.  Any Participant who at any time during the applicable year is –

(1)           An officer of any member of the YUM! Brands Organization having annual compensation greater than $130,000 (as adjusted for the applicable year under Code Section 416(i)(1));

(2)           A 5-percent owner of any member of the YUM! Brands Organization; or

(3)           A 1-percent owner of any member of the YUM! Brands Organization having annual compensation of more than $150,000.

For purposes of (1) above, no more than 50 employees identified in the order of their annual compensation shall be treated as officers.  For purposes of this Section, annual compensation means compensation as defined in Treas. Reg. §1.415(c)-2(a), without regard to Treas. Reg. §§1.415(c)-2(d), 1.415(c)-2(e), and 1.415(c)-2(g).  The Plan Administrator shall determine who is a Key Employee in accordance with Code Section 416(i) and the applicable regulations and other guidance of general applicability issued thereunder or in connection therewith (provided, that Code Section 416(i)(5) shall not apply in making such determination), and provided further that the applicable year shall be determined in accordance with Section 409A and that any modification of the foregoing definition that applies under Section 409A shall be taken into account.

(b)           Applicable Year.  The Plan Administrator shall determine Key Employees as of the last day of each calendar year (the “determination date”), based on compensation for such year, and the designation for a particular determination date shall be effective for purposes of this Plan for the twelve month period commending on April 1 of the next following calendar year (e.g., the Key Employees determined by the Plan Administrator as of December 31, 2008, shall apply to the period from April 1, 2009, to March 31, 2010).

2.20           Participant:

Any Director who is qualified to participate in this Plan in accordance with Section 3.01 and who has an Account.  An active Participant is one who is currently deferring under Section 4.01.

2.21           Plan:

The YUM! Brands Director Deferred Compensation Plan, comprised of (i) the 409A Program set forth herein and (ii) the Pre-409A Program set forth in a separate set of documents, as each may be amended and restated from time to time (subject to the limitations on amendment that are applicable hereunder and under the Pre-409A Program).

2.22           Plan Administrator:

The Board of Directors of the Company or its delegate or delegates, which shall have the authority to administer the Plan as provided in Article VII.  As of the Effective Date, the Company’s Chief People Officer is delegated the responsibility for the operational administration of the Plan.  In turn, the Chief People Officer has the authority to re-delegate operational responsibilities to other persons or parties.  As of the Effective Date, the Chief People Officer has re-delegated certain operational responsibilities to the Company’s Executive Compensation Department.  However, references in this document to the Plan Administrator shall be understood as referring to the Board of Directors, the Chief People Officer and those delegated by the Chief People Officer, including the Company’s Executive Compensation Department.  All delegations made under the authority granted by this Section are subject to Section 7.06.

2.23           Plan Year:

The 12-consecutive month period beginning on January 1 and ending on December 31.

2.24           Pre-409A Program:

The term “Pre-409A Program” shall have the meaning given to it in Article I.

2.25           Second Look Election:

The term “Second Look Election” shall have the meaning given to it in Section 4.04.

2.26           Section 409A:

Code Section 409A and the applicable regulations and other guidance of general applicability that are issued thereunder.

2.27           Separation from Service:

A Participant’s separation from service as defined in Section 409A, including the rule that a Participant who is Disabled incurs a Separation from Service 29 months after the Participant is no longer actively rendering services to the Company.  In the event the Participant also provides services to the YUM! Brands Organization other than as a Director for the Company, such other services shall not be taken into account in determining when a Separation from Service occurs to the extent permitted under Treas. Reg. § 1.409A-1(h)(5).  The term may also be used as a verb (i.e., “Separates from Service”) with no change in meaning.

2.28           Specific Payment Date:

A specific date selected by an Eligible Director that triggers a lump sum payment of a deferral or the start of installment payments for a deferral, as specified in Section 4.03 or 4.04.  The Specific Payment Dates that are available to be selected by Eligible Directors shall be determined by the Plan Administrator.  With respect to any deferral, the currently available Specific Payment Date(s) shall be the date or dates reflected on the Election Form or the Second Look Election form that is made available by the Plan Administrator for the deferral.  In the event that an Election Form or Second Look Election form only provides for selecting a month and a year as the Specific Payment Date, the first day of the month that is selected shall be the Specific Payment Date.  As of the Effective Date, the Specific Payment Dates are January 1, April 1, July 1 and October 1 of the year specified by the Eligible Director.

2.29           Unforeseeable Emergency:

A severe financial hardship to the Participant resulting from –

(a)           An illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary or the Participant’s dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), 152(b)(2) and 152(d)(1)(B));

(b)           Loss of the Participant’s property due to casualty (including, effective January 1, 2009, the need to rebuild a home following damage to the home not otherwise covered by insurance); or

(c)           Any other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

The Plan Administrator shall determine the occurrence of an Unforeseeable Emergency in accordance with Treas. Reg. §1.409A-3(i)(iii) and any guidelines that may be established by the Plan Administrator.

2.30           Valuation Date:

Each business day, as determined by the Plan Administrator, as of which Participant Accounts are valued in accordance with Plan procedures that are currently in effect. The Plan Administrator may change the Valuation Dates for future deferrals at any time before the election to make such deferrals becomes irrevocable under the Plan.  The Plan Administrator may change the Valuation Dates for existing deferrals only to the extent that such change in permissible under Section 409A.

2.31           YUM! Brands Organization:

The controlled group of organizations of which the Company is a part, as defined by Code section 414(b) and (c) and the regulations issued thereunder.  An entity shall be considered a member of the YUM! Brands Organization only during the period it is one of the group of organizations described in the preceding sentence.

ARTICLE III – ELIGIBILITY AND PARTICIPATION

3.01           Eligibility to Participate:

(a)           An individual shall be eligible to defer compensation under the Plan during the period that he or she is a Director hereunder.

(b)           During the period an individual satisfies the eligibility requirements of this Section, he or she shall be referred to as an Eligible Director.

(c)           Each Eligible Director shall become an active Participant on the earlier of the date an amount is first withheld from his or her compensation pursuant to an Election Form submitted by the Director to the Plan Administrator under Section 4.01 or, the date on which an Initial Retainer is first deferred and credited to the Plan on his or her behalf under Section 4.05.

3.02           Termination of Eligibility to Defer:

An individual’s eligibility to participate actively by making deferrals under Section 4.01 shall cease as soon as administratively practicable following the date he or she ceases to be a Director.

3.03           Termination of Participation:

An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date his or her Account is fully paid out.

ARTICLE IV – DEFERRAL OF COMPENSATION

4.01           Deferral Election:

(a)           Each Eligible Director may make an election to defer under the Plan in 10% increments up to 100% of his or her Annual Retainer for a Compensation Year in the manner described in Section 4.02.  Such election to defer shall apply to the Annual Retainer that is earned for services performed in the corresponding Compensation Year.  A newly Eligible Director may only defer the portion of his or her eligible Annual Retainer for the Compensation Year in which he or she becomes an Eligible Director that is earned for services performed after the date of his or her election.  For this purpose, if a valid Election Form is received prior to the date on which the Eligible Director becomes a Director and the Election Form is effective under Section 4.02(a) as of the date on which the Eligible Director becomes a Director, then the Director shall be deemed to receive all of his or her Annual Retainer for the Compensation Year in which he or she becomes an Eligible Director after the date of the election.  Any Annual Retainer deferred by an Eligible Director for a Compensation Year will be deducted for each payment period during the Compensation Year for which he or she would otherwise be paid the Annual Retainer and is an Eligible Director.  An Annual Retainer paid after the end of a Compensation Year for services performed during such initial Compensation Year shall be treated as an Annual Retainer for services performed during such initial Compensation Year.

(b)           To be effective, an Eligible Director’s Election Form must set forth the percentage of the Annual Retainer to be deferred and any other information that may be requested by the Plan Administrator from time to time.  In addition, the Election Form must meet the requirements of Section 4.02.

4.02           Time and Manner of Deferral Election:

(a)           Deferral Election Deadlines.  An Eligible Director must make a deferral election for an Annual Retainer earned for services performed in a Compensation Year no later than December 31 of the calendar year immediately prior to the beginning of the Compensation Year (although the Plan Administrator may adopt policies that encourage or require earlier submission of Election Forms).  If December 31 of such year is not a business day, then the deadline for deferral elections will be the first business day preceding December 31 of such year.  In addition, an individual, who has been nominated for Director status, must submit an Election Form prior to becoming an Eligible Director or otherwise prior to rendering services as an Eligible Director, and such Election Form will be effective immediately upon commencement of the individual’s status as an Eligible Director or otherwise upon commencement of his or her services as an Eligible Director.

(b)           General Provisions.  A separate deferral election under subsection (a) above must be made by an Eligible Director for each Compensation Year’s compensation that is eligible for deferral.  If a properly completed and executed Election Form is not actually received by the Plan Administrator by the prescribed time in subsection (a) above, the Eligible Director will be deemed to have elected not to defer any portion of the Annual Retainer for the applicable Compensation Year.  Except as provided in the next sentence, an election is irrevocable once received and determined by the Plan Administrator to be properly completed (and such determination shall be made not later than the last date for making the election in question). Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted after the beginning of the calendar year during which the applicable Compensation Year begins; provided that if a Participant receives a distribution on account of an Unforeseeable Emergency pursuant to Section 6.06, the Plan Administrator may cancel the Participant’s deferral election for the year in which such distribution occurs.  If an election is cancelled because of a distribution on account of an Unforeseeable Emergency, such cancellation shall permanently apply to the deferral election for such year, and the Participant will only be eligible to make a new deferral election for the next year pursuant to the rules in Sections 4.01 and 4.02.

(c)           Beneficiaries.  A Participant may designate on the Election Form (or in some other manner authorized by the Plan Administrator) one or more Beneficiaries to receive payment, in the event of his or her death, of the amounts credited to his or her Account; provided that, to be effective, any Beneficiary designation must be in writing, signed by the Participant, and must meet such other standards (including any requirement for spousal consent) as the Plan Administrator shall require from time to time.  The Beneficiary designation must also be filed with the Plan Administrator prior to the Participant’s death.  An incomplete Beneficiary designation, as determined by the Plan Administrator, shall be void and of no effect.  In determining whether a Beneficiary designation that relates to the Plan is in effect, unrevoked designations that were received under the Pre-409A Program or prior to the Effective Date shall be considered.  A Beneficiary designation of an individual by name remains in effect regardless of any change in the designated individual’s relationship to the Participant.  Any Beneficiary designation submitted to the Plan Administrator that only specifies a Beneficiary by relationship shall not be considered an effective Beneficiary designation and shall be void and of no effect.  If more than one Beneficiary is specified and the Participant fails to indicate the respective percentage applicable to two or more Beneficiaries, then each Beneficiary for whom a percentage is not designated will be entitled to an equal share of the portion of the Account (if any) for which percentages have not been designated. At any time, a Participant may change a Beneficiary designation for his or her Account in a writing that is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time.  An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

4.03           Period of Deferral; Form of Payment:

(a)           Period of Deferral.  An Eligible Director making a deferral election shall specify a deferral period on his or her Election Form by designating a Specific Payment Date and/or the date he or she incurs a Separation from Service.  In no event shall an Eligible Director’s Specific Payment Date be later than his or her 80th birthday (and the specification of such a later date shall be deemed instead to specify the Director’s 80th birthday as the Specific Payment Date).  In addition, an Eligible Director shall be deemed to have elected a period of deferral of not less than the first day of the second Plan Year after the end of the Plan Year during which the Annual Retainer would have been paid absent the deferral. If the Specific Payment Date selected by an Eligible Director would result in a period of deferral that is less than the minimum, the Eligible Director shall be deemed to have selected a Specific Payment Date equal to the minimum period of deferral as provided in the preceding sentence.  If an Eligible Director fails to affirmatively designate a period of deferral on his or her Election Form, he or she shall be deemed to have specified the date on which he or she incurs a Separation from Service.

(b)           Form of Payment.  An Eligible Director making a deferral election shall specify a form of payment on his or her Election Form by designating either a lump sum payment or annual installment payments to be paid over a period of not more than 20 years but not later than the Eligible Director’s 80th birthday.  If the Eligible Director elects installment payments and the installments would otherwise extend beyond the Eligible Director’s 80th birthday, such election shall be treated as an election for installments over a period of whole and partial years that ends on the Eligible Director’s 80th birthday; provided that the amounts to be distributed in connection with the installments prior to the Eligible Director’s 80th birthday shall be determined in accordance with Section 6.08 by assuming that the installments shall continue for the full number of installments with the entire remaining amount of the relevant Deferral Subaccount distributed on the Eligible Director’s 80th birthday.  If an Eligible Director fails to make a form of payment election for a deferral as provided above, he or she shall be deemed to have elected a lump sum payment.  The initial form of payment for the Initial Retainer are governed by Section 4.05.

4.04           Second Look Election:

(a)           General.  Subject to Subsection (b) below, a Participant who has made a valid initial deferral in accordance with the foregoing provisions of this Article may subsequently make another one-time election regarding the time and/or form of payment of his or her deferral.  This opportunity to modify the Participant’s initial election is referred to as a “Second Look Election.”  A Second Look Election may be made for an Annual Retainer or an Initial Retainer.

(b)           Requirements for Second Look Elections.  A Second Look Election must comply with all of the following requirements:

(1)           If a Participant’s initial election specified payment based on a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s original Specific Payment Date.  In addition, in this case the Participant’s Second Look Election must provide for a new Specific Payment Date that is at least 5 years after the original Specific Payment Date.  The Specific Payment Date applicable pursuant to a Second Look Election may not be after the Participant’s 80th birthday, and if this would be necessary to comply with 5-year rule stated above, then a Second Look Election may not be made.

(2)           Subject to subsection (d), if a Participant’s initial election specified payment based on the Participant’s Separation from Service (including mandatory deferrals under Section 4.05), the Participant may only make a Second Look Election if the election is made at least 12 months before the Participant’s Separation from Service.  In addition, in this case the Participant’s Second Look Election must delay the payment of the Participant’s deferral to a new Specific Payment Date that turns out to be at least 5 years after the Participant’s Separation from Service.  If the Specific Payment Date selected in a Second Look Election turns out to be less than 5 years after the Participant’s Separation from Service, the Second Look Election is void.

(3)           Subject to subsection (d), if a Participant’s initial election specified payment based on the earlier of the Participant’s Separation from Service or a Specific Payment Date, the Participant may only make a Second Look Election if the election is made at least 12 months before the Specific Payment Date and at least 12 months before the Participant’s Separation from Service.  In addition, in this case the Participant must elect a new Specific Payment Date that is at least 5 years after the prior Specific Payment Date.  Then the Second Look Election will only include the new Specific Payment Date as the payment trigger and the separate Separation from Service trigger in the original election will be void.

(4)           A Participant may make only one Second Look Election for each individual deferral, and each Second Look Election must comply with all of the relevant requirements of this Section.

(5)           A Participant who uses a Second Look Election to change the form of the Participant’s payment from a lump sum to installments shall be subject to the provisions of Subsection (c) below regarding installment payment elections, and such installment payments must begin no earlier than 5 years after when the lump sum payment would have been paid based upon the Participant’s initial election.

(6)           If a Participant’s initial election specified payment in the form of installments and the Participant wants to elect instead payment in a lump sum, the earliest payment date of the lump sum must be no earlier than 5 years after the first payment date that applied under the Participant’s initial installment election.

(7)           For purposes of this Section, all of a Participant’s installment payments related to a specific deferral election shall be treated as a single payment.

A Second Look Election will be void and payment will be made based on the Participant’s original election under Section 4.03 (or the mandatory provisions of Section 4.05) if all of the relevant provisions of this subsection (b) are not satisfied in full.  However, if a Participant’s Second Look Election becomes effective in accordance with the provisions of subsection (b), the Participant’s original election shall be superseded (including any Specific Payment Date specified therein), and the original election shall not be taken into account with respect to the deferral that is subject to the Second Look Election.

(c)             Installment Payments.  A Participant making a Second Look Election may make an election to change the payment of the deferral subject to the Second Look Election from a lump sum payment to installment payments.  Participants are allowed to choose installment payments by designating that payments shall be paid annually over five years, but not later than the Participant’s 80th birthday.  If the Participant elects installment payments and the installments would otherwise begin before and extend beyond the Participant’s 80th birthday, such election shall be treated as an election for installments over a period of whole and partial years that ends on the Participant’s 80th birthday; provided that the amounts to be distributed in connection with the installments prior to the Participant’s 80th birthday shall be determined in accordance with Section 6.08 by assuming that the installments shall continue for the full number of installments, with the entire remaining amount of the relevant Deferral Subaccount distributed on the Participant’s 80th birthday.

(d)             Special Rules for Certain Second Look Elections.  Notwithstanding the provisions in subsections (b)(2) and (b)(3), if a Participant’s initial deferral election specified payment based on the Participant’s Separation from Service or the earlier of the Participant’s Separation from Service or a Specific Payment Date, then –

(1)             If such Participant is determined to be Disabled, such Participant shall not be eligible to make a Second Look Election on or after the date the Participant is determined to be Disabled; and

(2)             If such Participant submits a Second Look Election, such Participant’s Second Look Election shall not take effect until the later of (i) the date the Participant has rendered 10 years of service on the Board of Directors or (ii) the date that is 12 months after the date on which the Second Look Election is made.

For purposes of paragraph (2) above, if a Participant Separates from Service prior to the date that a Participant’s Second Look Election takes effect, then the Participant’s Second Look Election shall be void and payment shall be made based on the Participant’s original deferral election under Section 4.03 (or the mandatory provisions of Section 4.05).

(e)           Plan Administrator’s Role.  Each Participant has the sole responsibility to elect a Second Look Election by contacting the Plan Administrator and to comply with the requirements of this Section.  The Plan Administrator may provide a notice of a Second Look Election opportunity to some or all Participants, but the Plan Administrator is under no obligation to provide such notice (or to provide it to all Participants, in the event a notice is provided only to some Participants).  The Plan Administrator has no discretion to waive or otherwise modify any requirement for a Second Look Election set forth in this Section or in Section 409A.

4.05           Deferral of Initial Retainer.

(a)           General.  As provided in this Section, the Board of Directors of the Company has determined that the Initial Retainer shall be automatically deferred under the Plan.

(b)           Deferrals.  The Initial Retainer shall be automatically deferred under this Plan without any requirement or right on behalf of the Eligible Director to make a deferral election.  Such deferral shall occur immediately prior to the time the Eligible Director first has a legally binding right to the Initial Retainer.  The deferral of the Initial Retainer shall be credited to a separate Deferral Subaccount for the applicable Compensation Year.

(c)           Time and Form of Payment.  Each Initial Retainer shall be distributed in accordance with Section 6.07, and the Eligible Director shall not be permitted to make an initial election for the time and form of payment of the Initial Retainer.  However, if an Eligible Director properly completes a Second Look Election and changes the time of payment pursuant to such Second Look Election, he/she may also change the form of payment pursuant to such Second Look Election.

ARTICLE V – INTERESTS OF PARTICIPANTS

5.01           Accounting for Participants’ Interests:

(a)           Deferral Subaccounts.  Each Participant shall have at least one separate Deferral Subaccount for each separate deferral of Director Compensation made by the Participant under this Plan.  A Participant’s deferral shall be credited as of the date of the deferral to his or her Account as soon as administratively practicable following the date the compensation would be paid in the absence of a deferral.  A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals and the Company’s liability therefor.  No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b)           Account Earnings or Losses.  As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to the Participant’s Account had actually been invested in accordance with this Article.  The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual.  However, they shall be applied to measure the value of a Participant’s Account and the amount of the Company’s liability to make deferred payments to or on behalf of the Participant.

5.02           Phantom Investment of Account:

(a)           General.  Each of a Participant’s Deferral Subaccounts shall be invested on a phantom basis in phantom YUM! Brands Common Stock as provided in Subsection (b) below.

(b)           Phantom YUM! Brands Common Stock.  Participant Accounts invested in this phantom option are adjusted to reflect an investment in YUM! Brands Common Stock.  An amount deferred into this option is converted to phantom shares of YUM! Brands Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of YUM! Brands Common Stock on the Valuation Date as of which the amount is treated as invested in this option by the Plan Administrator.  Only whole shares are determined.  Any partial share (and all amounts that would be received by the Account as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares) are credited to a dividend subaccount that is invested on a phantom basis as described in paragraph (4) below.  The Plan Administrator shall adopt a fair valuation methodology for valuing a phantom investment in this option, such that the value shall reflect the complete value of an investment in YUM! Brands Common Stock in accordance with the following Paragraphs below.

(1)           A Participant’s interest in the phantom YUM! Brands Common Stock is valued as of a Valuation Date by multiplying the number of phantom shares credited to his or her Account on such date by the Fair Market Value of a share of YUM! Brands Common Stock on such date.

(2)           If shares of YUM! Brands Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or any other corporate change treated as subject to this provision by the Plan Administrator, such equitable adjustment shall be made in the number and kind of phantom shares credited to an Account or Deferral Subaccount as the Plan Administrator may determine to be necessary or appropriate.

(3)           In no event will shares of YUM! Brands Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of YUM! Brands Common Stock on account of an interest in this phantom option.

(4)           All amounts that would be received by the Account as dividends, if dividends were paid on phantom shares of YUM! Brands Common Stock as they are on actual shares are credited to a dividend subaccount that is invested on a phantom basis (the “Dividend Subaccount”).  Amounts credited to a Participant’s Dividend Subaccount shall accrue a return based upon the prime rate of interest announced from time to time by Citibank, N.A. (or another bank designated by the Plan Administrator from time to time).  Returns accrue during the period since the last Valuation Date based on the prime rate in effect on the first business day after such Valuation Date and are compounded annually.  An amount is credited with the applicable rate of return beginning with the date as of which the amount is treated as invested in this option by the Plan Administrator.

(c)           Phantom YUM! Brands Common Stock Fund Restrictions. Notwithstanding the preceding provisions of this Section, the Plan Administrator may at any time alter the effective date of any investment or allocation involving phantom YUM! Brands Common Stock pursuant to Section 7.03(j) (relating to safeguards against insider trading).  The Plan Administrator may also, to the extent necessary to ensure compliance with Rule 16b-3(f) of the Act, arrange for tracking of any such transaction defined in Rule 16b-3(b)(1) of the Act and bar any such transaction to the extent it would not be exempt under Rule 16b-3(f).  The Company may also impose blackout periods pursuant to the requirements of the Sarbanes-Oxley Act of 2002 whenever the Company determines that circumstances warrant.  Further, the Company may impose quarterly blackout periods on insider trading in phantom YUM! Brands Common Stock as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports.  The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time.  These provisions shall apply notwithstanding any provision of the Plan to the contrary except Section 7.(relating to compliance with Section 409A).

5.03           Vesting of a Participant’s Account:

A Participant’s interest in the value of his or her Account shall at all times be 100% vested, which means that it will not forfeit as a result of his or her Separation from Service.

ARTICLE VI – DISTRIBUTIONS

6.01           General:

A Participant’s Deferral Subaccount(s) shall be distributed as provided in this Article, subject in all cases to Section 7.03(j) (relating to safeguards against insider trading) and Section 7.06 (relating to compliance with Section 16 of the Act).  All Deferral Subaccount balances shall be paid in whole shares of YUM! Brands Common Stock, other than the amounts that are credited to the phantom Dividend Subaccount which shall be paid in cash.  In no event shall any portion of a Participant’s Account be distributed earlier or later than is allowed under Section 409A.  The following general rules shall apply for purposes of interpreting the provisions of this Article VI.

(a)           Section 6.02 (Distributions Based on a Specific Payment Date) applies when a Participant has elected to defer until a Specific Payment Date and the Specific Payment Date is reached before the Participant’s Separation from Service or death.  If such a Participant dies prior to the Specific Payment Date, Section 6.04 shall apply to the extent it would result in an earlier distribution of all or part of a Participant’s Account.

(b)           Section 6.03 (Distributions on Account of a Separation from Service) applies when a Participant has elected to defer until a Separation from Service and then the Participant Separates from Service (other than as a result of death).

(c)           Section 6.04 (Distributions on Account of Death) applies when the Participant dies.  If a Participant is entitled to receive or is receiving a distribution under Section 6.02 or 6.03 at the time of his or her death, Section 6.04 shall take precedence over those sections to the extent Section 6.04 would result in an earlier distribution of all or part of a Participant’s Account.

(d)           Section 6.05 (Distributions on Account of Unforeseeable Emergency) applies when the Participant incurs an Unforeseeable Emergency prior to when a Participant’s Account is distributed under Sections 6.02 through 6.04.  In this case, the provisions of Section 6.05 shall take precedence over Sections 6.02 through 6.04 to the extent Section 6.05 would result in an earlier distribution of all or part of the Participant’s Account.

6.02           Distributions Based on a Specific Payment Date:

This Section shall apply to distributions that are to be made upon the occurrence of a Specific Payment Date.  In the event a Participant’s Specific Payment Date for a Deferral Subaccount is reached before (i) the Participant’s Separation from Service (other than for death) or (ii) the Participant’s death, such Deferral Subaccount shall be distributed based on the occurrence of such Specific Payment Date in accordance with the following terms and conditions:

(a)           If a Participant’s Deferral Subaccount is to be paid in the form of a lump sum pursuant to Sections 4.03 or 4.04, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date, and the resulting amount shall be paid in a single lump sum on the Specific Payment Date.

(b)           If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.03 or 4.04, whichever is applicable, the Deferral Subaccount shall be valued as of the last Distribution Valuation Date that immediately precedes the Specific Payment Date and the first installment payment shall be paid on the Specific Payment Date.  Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on the Election Form or the Second Look Election (whichever is applicable, and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04 and 6.05 (relating to distributions on account of death and Unforeseeable Emergency).  The amount of each installment shall be determined under Section 6.07.  Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Section 6.04 (relating to a distribution on account of death), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Specific Payment Date shall instead be distributed in accordance with Section 6.04 (relating to distributions on account of death), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Subaccounts in the case of Section 6.04.

(c)           If the Participant selected both Separation from Service and a Specific Payment Date for a Deferral Subaccount, then the provisions of Section 6.03(c) shall apply.

6.03           Distributions on Account of a Separation from Service:

This Section shall apply to distributions that are to be made upon Separation from Service.  When used in this Section, the phrase “Separation from Service” shall only refer to a Separation from Service that is not for death.

(a)           If the Participant’s Separation from Service is prior to the Specific Payment Date that is applicable to a Deferral Subaccount, the Participant’s Deferral Subaccount shall be distributed as of the first day of the first calendar quarter that immediately follows the Participant’s Separation from Service as provided in subsection (d).

(b)           If the Participant has selected payment of his or her deferral on account of Separation from Service, distribution of the related Deferral Subaccount shall commence as follows:

(1)           For deferrals of Director Compensation other than Initial Retainers, the Deferral Subaccount shall be distributed as of the first day of the first calendar quarter that immediately follows the Participant’s Separation from Service as provided in subsection (d); and

(2)           For Initial Retainers, the Deferral Subaccount shall be valued and distributed pursuant to Section 6.06.

(c)           If the Participant selected both Separation from Service and a Specific Payment Date for a Deferral Subaccount, then the distribution of the related Deferral Subaccount shall commence as follows:

(1)           If the Specific Payment Date occurs prior to the Separation from Service, then the Deferral Subaccount shall be valued and distributed based on the Specific Payment Date pursuant to the provisions of Sections 6.02(a) and (b); and

(2)           If the Separation from Service occurs prior to the Specific Payment Date, then the Deferral Subaccount shall be valued and distributed based on the Separation from Service pursuant to the provisions of Section 6.03(a).

(d)           The distribution provided in subsections (a), (b) or (c) shall be made in either a single lump sum payment or in installment payments depending upon the Participant’s deferral election under Sections 4.03 or 4.04.  If the Deferral Subaccount is to be paid in the form of a lump sum, the Deferral Subaccount shall be distributed in a lump sum on the first day of the first calendar quarter that is after the Separation from Service.  If a Participant’s Deferral Subaccount is to be paid in the form of installments pursuant to Section 4.03 or 4.04, whichever is applicable, the first installment payment shall be paid on the first day of the first calendar quarter that is after the Separation from Service.  Thereafter, installment payments shall continue in accordance with the schedule elected by the Participant on his/her deferral election form or Second Look Election (and subject in each case to the provisions of this Plan that constrain such elections), except as provided in Sections 6.04 and 6.05 (relating to distributions on account of death and Unforeseeable Emergency).  The amount of each installment shall be determined under Section 6.07.  Notwithstanding the preceding provisions of this Subsection, if before the date the last installment distribution is processed for payment the Participant would be entitled to a distribution in accordance with Section 6.04 (relating to a distribution on account of death), the remaining balance of the Participant’s Deferral Subaccounts that would otherwise be distributed based on such Separation from Service shall instead be distributed in accordance with Section 6.04 (relating to distributions on account of death), whichever applies, but only to the extent it would result in an earlier distribution of the Participant’s Account in the case of Section 6.04.  Unless otherwise provided in this Section, a distribution shall be valued as of the Distribution Valuation Date that immediately precedes the date the payment is to be made.

(e)           Notwithstanding the subsections above, if the Participant is classified as a Key Employee at the time of the Participant’s Separation from Service (or at such other time for determining Key Employee status as may apply under Section 409A), then such Participant’s Account shall not be paid, as a result of the Participant’s Separation from Service, earlier than the date that is at least 6 months after the Participant’s Separation from Service.  In such event:

(1)           any applicable lump sum payment shall be valued as of the first Distribution Valuation Date that is on or after the date that is 6 months after the date of the Participant’s Separation from Service and the resulting amount shall be distributed on such date; and

(2)           any installment payments that would otherwise have been paid during such 6 month period shall be valued as of the first Distribution Valuation Date that is on or after the date that is 6 months after the date of the Participant’s Separation from Service pursuant to Section 6.07 and the resulting amount(s) shall be distributed in a lump sum on such date and the installment stream shall continue from that point in accordance with the applicable schedule.

(f)           If the Participant is receiving installment payments for one or more Deferral Subaccounts in accordance with Section 6.02 at the time of his or her Separation from Service, such installment payments shall continue to be paid based upon the Participant’s deferral election (but subject to acceleration under Sections 6.04 and 6.05 relating to distributions on account of death and Unforeseeable Emergency).

6.04           Distributions on Account of Death:

(a)           Upon a Participant’s death, the Participant’s Account under the Plan shall be distributed in a single lump sum as of the first day of the first calendar quarter immediately following the Participant’s death.  This payment shall be valued as of the Distribution Valuation Date that immediately precedes the payment date.  If the Participant is receiving installment payments at the time of the Participant’s death, such installment payments shall continue in accordance with the terms of the Participant’s deferral election that governs such payments until the time that the lump sum payment is due to be paid under the provisions of the preceding sentence of this Subsection.  Immediately prior to the time that such lump sum payment is to be paid all installment payments shall cease and the remaining balance of the Participant’s Account shall be distributed at such scheduled payment time in a single lump sum.  Amounts paid following a Participant’s death, whether a lump sum or continued installments, shall be paid to the Participant’s Beneficiary.  If some but not all of the persons designated as Beneficiaries by a Participant to receive his or her Account at death predecease the Participant, the Participant’s surviving Beneficiaries shall be entitled to the portion of the Participant’s Account intended for such pre-deceased persons in proportion to the surviving Beneficiaries’ respective shares.

(b)           Effective from and after January 1, 2009, if no designation is in effect at the time of a Participant’s death (as determined by the Plan Administrator) or if all persons designated as Beneficiaries have predeceased the Participant, then the payments to be made pursuant to this Section shall be distributed as follows:

(1)           If the Participant is married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s spouse; and

(2)           If the Participant is not married at the time of his/her death, all payments made pursuant to this Section shall be paid to the Participant’s estate.

The Plan Administrator shall determine whether a Participant is “married” and shall determine a Participant’s “spouse” based on the state or local law where the Participant has his/her primary residence at the time of death.  The Plan Administrator is authorized to make any applicable inquires and to request any documents, certificates or other information that it deems necessary or appropriate in order to make the above determinations.

(c)           Prior to the time the value of the Participant’s Account is distributed under this Section, the Participant’s Beneficiary may apply for a distribution under Section 6.05 (relating to a distribution on account of an Unforeseeable Emergency).

(d)           Any claim to be paid any amounts standing to the credit of a Participant in connection with the Participant’s death must be received by the Plan Administrator or the Plan Administrator at least 14 days before any such amount is paid out by the Plan Administrator.  Any claim received thereafter is untimely, and it shall be unenforceable against the Plan, the Company, the Plan Administrator, the Plan Administrator or any other party acting for one or more of them.

6.05           Distributions on Account of Unforeseeable Emergency:

Prior to the time that an amount would become distributable under Sections 6.02 through 6.04, a Participant or Beneficiary may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to the Participant’s Account based upon an Unforeseeable Emergency.  After an individual has filed a written request pursuant to this Section, along with all supporting material that may be required by the Plan Administrator from time to time, the Plan Administrator shall determine within 60 days (or such other number of days that is necessary if special circumstances warrant additional time) whether the individual meets the criteria for an Unforeseeable Emergency.  If the Plan Administrator determines that an Unforeseeable Emergency has occurred, the Participant or Beneficiary shall receive a distribution from his or her Account on the date that such determination is finalized by the Plan Administrator. However, such distribution shall not exceed the dollar amount necessary to satisfy the Unforeseeable Emergency (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) after taking into account the extent to which the Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

6.06           Distributions of Initial Retainers:

(a)           This Section 6.06 shall govern the distribution of all Initial Retainers under the Plan.  Subject to subsection (b) below, a Participant’s Deferral Subaccount(s) for an Initial Retainer shall be distributed upon the earliest of the following to occur:

(1)           The Participant’s Separation from Service (other than on account of death) pursuant to the rules in subsection (b) below;

(2)           The Participant’s death pursuant to the distribution rules of Section 6.04; or

(3)           The occurrence of an Unforeseeable Emergency with respect to the Participant pursuant to the distribution rules of Section 6.05.

(b)           Upon the Participant’s Separation from Service, the applicable Deferral Subaccount for the Participant’s Initial Retainer shall be distributed as of the first day of the first calendar quarter that immediately follows the Participant’s Separation from Service and the resulting amount shall be distributed in a single lump sum payment on such date.  This payment shall be valued as of the Distribution Valuation Date that immediately precedes the payment date.  However, the Participant shall be allowed to complete a Second Look Election that changes the time and form of payment.  If a Participant completes and files a valid Second Look Election pursuant to Section 4.05, his/her Deferral Subaccount for the Initial Retainer shall be distributed based on the Second Look Election, subject to the provisions of subsections (a)(2) and (a)(3).

6.07           Valuation:

In determining the amount of any individual distribution pursuant to this Article, the Participant's Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date that is used in determining the amount of the distribution under this Article.  If a particular Section in this Article does not specify a Distribution Valuation Date to be used in calculating the distribution, the Participant's Deferral Subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) as specified in Article V until the Distribution Valuation Date most recently preceding the date of such distribution.  In determining the value of a Participant’s remaining Deferral Subaccount following an installment distribution from the Deferral Subaccount (or a partial distribution under Section 6.05 relating to a distribution on account of an Unforeseeable Emergency), such distribution shall reduce the value of the Participant’s Deferral Subaccount as of the close of the Distribution Valuation Date most recently preceding the payment date for such installment (or partial distribution).  The amount to be distributed in connection with any installment payment shall be determined by dividing the value of a Participant’s Deferral Subaccount as of such Distribution Valuation Date (determined before reduction of the Deferral Subaccount as of such Distribution Valuation Date in accordance with the preceding sentence) by the remaining number of installments to be paid with respect to the Deferral Subaccount.

6.08           Impact of Section 16 of the Act on Distributions:

The provisions of Section 7.06 shall apply in determining whether a Participant’s distribution shall be delayed beyond the date applicable under the preceding provisions of this Article VI.

6.09           Actual Payment Date:

An amount payable on a date specified in this Article VI shall be paid no later than the later of (a) the end of the calendar year in which the specified date occurs, or (b) the 15th day of the third calendar month following such specified date.  In addition, the Participant (or Beneficiary) is not permitted to designate the taxable year of the payment.

Article VII – PLAN ADMINISTRATION

7.01           Plan Administrator:

The Plan Administrator is responsible for the administration of the Plan.  The Plan Administrator has the authority to name one or more delegates to carry out certain responsibilities hereunder, as specified in the definition of Plan Administrator.  To the extent not already set forth in the Plan, any such delegation shall state the scope of responsibilities being delegated and is subject to Section 7.06 below.

7.02           Action:

Action by the Plan Administrator may be taken in accordance with procedures that the Plan Administrator adopts from time to time or that the Company’s Legal Department determines are legally permissible.

7.03           Powers of the Plan Administrator:

The Plan Administrator shall administer and manage the Plan and shall have (and shall be permitted to delegate) all powers necessary to accomplish that purpose, including the following:

(a)           To exercise its discretionary authority to construe, interpret, and administer this Plan;

b)           To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants’ Accounts;

(c)           To compute and certify to the Company the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d)           To authorize all disbursements by the Company pursuant to this Plan;

(e)           To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f)           To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g)           To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h)           To change the phantom investment under Article V;

(i)           To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan; and
(j)           Notwithstanding any other provision of this Plan except Section 7.07 (relating to compliance with Section 409A), the Plan Administrator may take any action the Plan Administrator determines is necessary to assure compliance with any policy of the Company respecting insider trading as may be in effect from time to time.  Such actions may include altering the distribution date of Deferral Subaccounts.  Any such actions shall alter the normal operation of the Plan to the minimum extent necessary.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties.  Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (1) such discretion is not expressly granted by the Plan provisions in question, or (2) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination.  As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.  In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

7.04           Compensation, Indemnity and Liability:

The Plan Administrator will serve without bond and without compensation for services hereunder.  All expenses of the Plan and the Plan Administrator will be paid by the Company.  To the extent deemed appropriate by the Plan Administrator, any such expense may be charged against specific Participant Accounts, thereby reducing the obligation of the Company.  No member of the Board of Directors (who serves as the Plan Administrator), and no individual acting as the delegate of the Board of Directors, shall be liable for any act or omission of any other member or individual, nor for any act or omission on his or her own part, excepting his or her own willful misconduct.  The Company will indemnify and hold harmless each member of the Board of Directors and any employee of the Company (or a Company affiliate, if recognized as an affiliate for this purpose by the Plan Administrator) acting as the delegate of the Board of Directors against any and all expenses and liabilities, including reasonable legal fees and expenses, arising in connection with this Plan out of his or her membership on the Board of Directors (or his or her serving as the delegate of the Board of Directors), excepting only expenses and liabilities arising out of his or her own willful misconduct or bad faith.

7.05           Withholding:

The Company shall withhold from amounts due under this Plan, any amount necessary to enable the Company to remit to the appropriate government entity or entities on behalf of the Participant as may be required by the federal income tax provisions of the Code, by an applicable state’s income tax provisions, and by an applicable city, county or municipality’s earnings or income tax provisions.  Further, the Company shall withhold from the payroll of, or collect from, a Participant the amount necessary to remit on behalf of the Participant any Social Security and/or Medicare taxes which may be required with respect to amounts deferred or accrued by a Participant hereunder, as determined by the Company.  In addition, to the extent required by Section 409A, amounts deferred under this Plan shall be reported to the Internal Revenue Service as provided by Section 409A, and any amounts that become taxable hereunder pursuant to Section 409A shall be reported as taxable compensation to the Participant as provided by Section 409A.

7.06           Section 16 Compliance:

(a)           In General.  This Plan is intended to be a formula plan for purposes of Section 16 of the Act.  Accordingly, in the case of a deferral or other action under the Plan that constitutes a transaction that could be covered by Rule 16b-3(d) or (e), if it were approved by the Company’s Board of Directors or Compensation Committee (“Board Approval”), it is intended that the Plan shall be administered by delegates of the Board of Directors, in the case of a Participant who is subject to Section 16 of the Act, in a manner that will permit the Board Approval of the Plan to avoid any additional Board Approval of specific transactions to the maximum possible extent.

(b)           Approval of Distributions:  This Subsection shall govern the distribution of a deferral that (i) is being distributed to a Participant in cash, (ii) is made to a Participant who is subject to Section 16 of the Act at the time the interest in phantom YUM! Brands Common Stock would be liquidated in connection with the distribution, and (iii) if paid at the time the distribution would be made without regard to this subsection, could result in a violation of Section 16 of the Act because there is an opposite way transaction that would be matched with the liquidation of the Participant’s interest in phantom YUM! Brands Common Stock (either as a “discretionary transaction,” within the meaning of Rule 16b-3(b)(1), or as a regular transaction, as applicable) (a “Covered Distribution”).  In the case of a Covered Distribution, if the liquidation of the Participant’s interest in phantom YUM! Brands Common Stock in connection with the distribution has not received Board Approval by the time the distribution would be made if it were not a Covered Distribution, or if it is a discretionary transaction, then the actual distribution to the Participant shall be delayed only until the earlier of:

(1)           In the case of a transaction that is not a discretionary transaction, Board Approval of the liquidation of the Participant’s interest in the phantom YUM! Brands Common Stock in connection with the distribution, or

(2)           The date the distribution would no longer violate Section 16 of the Act, e.g., when the Participant is no longer subject to Section 16 of the Act, or when the time between the liquidation and an opposite way transaction is sufficient.

7.07           Conformance with Section 409A:

At all times during each Plan Year, this Plan shall be operated (i) in accordance with the requirements of Section 409A, and (ii) to preserve the status of deferrals under the Pre-409A Program as being exempt from Section 409A, i.e., to preserve the grandfathered status of the Pre-409A Program.  In all cases, the provisions of this Section shall apply notwithstanding any contrary provision of the Plan that is not contained in this Section.

ARTICLE VIII – CLAIMS PROCEDURE

8.01           Claims for Benefits:

If a Participant, Beneficiary or other person (hereafter, "Claimant") does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, he or she may make a claim for benefits to the Plan Administrator.  The claim for benefits must be in writing and addressed to the Plan Administrator.  If the claim for benefits is denied, the Plan Administrator will notify the Claimant within 90 days after the Plan Administrator initially received the benefit claim.  However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period.  Any notice of a denial of benefits shall advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect his or her claim, and the steps which the Claimant must take to appeal his or her claim for benefits.

8.02           Appeals of Denied Claims:

Each Claimant whose claim for benefits has been denied may file a written appeal for a review of his or her claim by the Plan Administrator.  The request for review must be filed by the Claimant within 60 days after he or she received the notice denying his or her claim.  The decision of the Plan Administrator will be communicated to the Claimant within 60 days after receipt of a request for appeal.  The notice shall set forth the basis for the Plan Administrator's decision.  If special circumstances require an extension of time for processing the appeal, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 60-day period and such extension may not exceed one additional, consecutive 60-day period.  In no event shall the Plan Administrator’s decision be rendered later than 120 days after receipt of a request for appeal.

8.03           Special Claims Procedures for Disability Determinations:

Notwithstanding Sections 8.01 and 8.02 to the contrary, if the claim or appeal of the Claimant relates to Disability benefits, such claim or appeal shall be processed pursuant to the applicable provisions of Department of Labor Regulation Section 2560.503-1 relating to Disability benefits, including Sections 2560.503-1(d), 2560.503-1(f)(3), 2560.503-1(h)(4) and 2560.503-1(i)(3).

ARTICLE IX – AMENDMENT AND TERMINATION

9.01           Amendment of Plan:

The Board of Directors (or an applicable committee thereof) of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner, including the manner of making deferral elections, the terms on which distributions are made, and the form and timing of distributions.  However, except for mere clarifying amendments necessary to avoid an inappropriate windfall, no Plan amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted.  Any amendment shall be in writing and adopted by the Committee.  All Participants and Beneficiaries shall be bound by such amendment.  Any amendments made to the Plan shall be subject to any restrictions on amendment that are applicable to ensure continued compliance under Section 409A.

9.02           Termination of Plan:

(a)           The Company expects to continue this Plan, but does not obligate itself to do so.  The Company, acting by the Board of Directors (or an applicable committee thereof), reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any state).  Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants) and their Beneficiaries, but in no event may such termination reduce the amounts credited at that time to any Participant's Account.  If this Plan is terminated (in whole or in part), the termination resolution shall provide for how amounts theretofore credited to affected Participants' Accounts will be distributed.

(b)           This Section is subject to the same restrictions related to compliance with Section 409A that apply to Section 9.01.  In accordance with these restrictions, the Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company, all within the meaning of  Section 409A (a “Change in Control”), and the maximum flexibility with respect to how and to what extent to carry this out following a Change in Control as is permissible under Section 409A.  The previous sentence contains the exclusive terms under which a distribution may be made in connection with any change in control with respect to deferrals made under this 409A Program.

ARTICLE X – MISCELLANEOUS

10.01                      Limitation on Participant's Rights:

Participation in this Plan does not give any Participant the right to be retained in the service of the Company.  The Company reserves the right to terminate the service of any Participant without any liability for any claim against the Company under this Plan, except for a claim for payment of deferrals as provided herein.

10.02                      Unfunded Obligation of the Company:

The benefits provided by this Plan are unfunded.  All amounts payable under this Plan to Participants are paid from the general assets of the Company.  Nothing contained in this Plan requires the Company to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants.  Neither a Participant, Beneficiary, nor any other person shall have any property interest, legal or equitable, in any specific Company asset.  This Plan creates only a contractual obligation on the part of the Company, and the Participant has the status of a general unsecured creditor of the Company with respect to amounts of compensation deferred hereunder.  Such a Participant shall not have any preference or priority over, the rights of any other unsecured general creditor of the Company.  No other Company affiliate guarantees or shares such obligation, and no other Company affiliate shall have any liability to the Participant or his or her Beneficiary.

10.03                      Other Plans:

This Plan shall not affect the right of any Eligible Director or Participant to participate in and receive benefits under and in accordance with the provisions of any other Director compensation plans which are now or hereafter maintained by the Company, unless the terms of such other plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

10.04                      Receipt or Release:

Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Plan Administrator and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

10.05                      Governing Law:

This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina.  If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.06                      Gender, Tense and Examples:

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other.  Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having a similar effect, such passage of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limitation on its breadth of application).

10.07                      Successors and Assigns; Nonalienation of Benefits:

This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Section 7.05) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company.  Notwithstanding the foregoing, the Plan Administrator reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan from the Deferral Subaccount of a Participant.  Any such payment shall be charged against and reduce the Participant’s Account.

10.08                      Facility of Payment:

Whenever, in the Plan Administrator's opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Company to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable.  Any payment in accordance with the provisions of this Section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

ARTICLE XI – AUTHENTICATION

The 409A Program was adopted and approved by the Company’s Board of Directors at its duly authorized meeting held on November 21, 2008, to be effective as of January 1, 2005, except as provided herein.

YUM! BRANDS, INC.

By:_________________________________
Name:
Title: